Exhibit 99.1

Tornier Announces Exercise of Underwriters’ Option to Purchase Additional Ordinary Shares in IPO

AMSTERDAM, The Netherlands, March 7, 2011

Tornier N.V. (the “Company”) announced today that the underwriters of its initial public offering exercised their option to purchase an additional 721,274 ordinary shares at a price of $19.00 per share (before underwriters’ discounts and commissions) from the Company. The option was granted in connection with the Company’s initial public offering of 8,750,000 ordinary shares, which priced on February 2, 2011. The ordinary shares began trading February 3, 2011, on the Nasdaq Global Select Market under the symbol “TRNX.” The anticipated closing date of the transaction is today, March 7, 2011.

BofA Merrill Lynch and J.P. Morgan Securities LLC acted as joint book-running managers, Piper Jaffray & Co. acted as lead manager, and Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and William Blair & Company, L.L.C. acted as co-managers of the offering.

A registration statement relating to the initial public offering of ordinary shares was declared effective by the Securities and Exchange Commission on February 2, 2011. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such ordinary shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities is being made only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained, when available, from BofA Merrill Lynch, Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, or by e-mailing dg.prospectus_requests@baml.com; or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll-free at (866) 803-9204.

About Tornier

Tornier is a global medical device company focused on serving extremities specialists that treat orthopaedic conditions of the shoulder, elbow, wrist, hand, ankle and foot. The company’s broad offering of over80 product lines includes joint replacement, trauma, sports medicine, and orthobiologic products to treat the extremities, as well as joint replacement products for the hip and knee in certain international markets. Since its founding approximately 70 years ago, Tornier’s “Specialists Serving Specialists” philosophy has fostered a tradition of innovation, intense focus on surgeon education, and commitment to advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world. For more information regarding Tornier, visit www.tornier.com.

Contact:

Kirsten Harrison,
Tornier, Edina, MN,
+1-952-426-7600